Exhibit 9.2

UNAUDITED PRO FORMA CONDENSED
 COMBINED FINANCIAL STATEMENTS

On April 21, 2006, APO Health, Inc., a Nevada corporation (“APO”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with APO Health Acquisition Corp, Inc., a Nevada corporation and wholly-owned subsidiary of APO (“APO Acquisition”), and Jupiter Global Holdings, Corp., a Nevada corporation (“Jupiter”). The Merger Agreement provided that upon the terms and subject to the conditions set forth in the Merger Agreement, APO Acquisition will merge with and into Jupiter, with Jupiter being the surviving corporation and a wholly-owned subsidiary of APO.

On May 11, 2006, the above-referenced parties to the Agreement and Plan of Merger consummated the Merger Agreement and the Merger Agreement became effective as of May 11, 2006, the date that the Articles of Merger were accepted for filing by the Nevada Secretary of State. As of May 11, 2006, APO changed its name to PAIVIS, Corp. (“PAIVIS”), and a trading symbol for PAIVIS will be announced shortly.

As of May 11, 2006, each share of Common Stock of Jupiter issued and outstanding immediately prior to the Effective Time of the Merger Agreement was converted into and become a right to receive 0.46232085067036500 of a share of common stock of APO (the “Conversion Price”), and are automatically canceled and retired and cease to exist as of the Effective Time of the Merger. Although the Effective Date of the Merger was May 11, 2006, trading in the common shares of Jupiter did not cease until May 18, 2006, resulting in the Registrant’s conclusion that the actual date that Merger Shares were to issue to Jupiter shareholders, was May 18, 2006.

The aggregate consideration is estimated to be $14,000,750, based on management’s estimate of the fair market value of the common and preferred stock based on the market prices at the time of transaction.

Because the owners of JUPITER held approximately 85% of PAIVIS’s outstanding common stock after the Combination, and in addition to the Company’s analysis of other criteria used for determining which entity is the accounting acquirer under SFAS No.141, Jupiter is deemed to be the acquiring company for accounting purposes and the Combination has been accounted for using the reverser merger method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The audited financial statements of JUPITER for the two years ended December 31, 2004 and 2003 are attached as an exhibit to this Form 8-K/A.

Under this method of accounting, the combined company will allocate the fair market value of $14,000,750.  The unaudited pro forma condensed combined financial statements are based on respective historical consolidated financial statements included in this Form 8-K/A and the audited financial statements of PAIVIS for each of the two years ended September 30, 2006 and 2005 which are included in the PAIVIS on Form 10-KSB, filed with the Securities and Exchange Commission.

The unaudited pro forma consolidated balance sheet combine the historical balance sheets of the PAIVIS and Jupiter as of September 30, 2006, giving effect to the transaction described in the Agreement dated April 12, 2006 (“Acquisition”) as if it had occurred on October 1, 2005.

The unaudited pro forma consolidated statements of operations combine the historical statements of operations of the PAIVIS and Jupiter for the year ended September 30, 2006, giving effect to the transaction as if it had occurred on October 1, 2005.

The unaudited pro forma condensed combined financial statements data is based on estimates and assumptions described in the notes to them. This data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of PAIVIS that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of PAIVIS.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the related notes included in this Form 8-K/A and the audited financial statements of PAIVIS which are included in the PAIVIS Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission and the audited financial statements of Jupiter which are attached as exhibits to this Form 8-K/A. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations and financial position would have been had the merger taken place on October 1, 2005, and do not indicate future results of operations or financial position.

PAIVIS Corp.
Pro-forma Consolidated Balance Sheet
September 30, 2006
(Stated in US Dollars)

	PAIVIS Corp	JUPITER Global Holdings Corp	Adjustments		Pro-forma

ASSETS

Cash	$514	$88,163		$	$88,678
Accounts Receivable	-	407,034			407,034
Tax Recoverable	-	7,453			7,453
Prepaid Expenses	-	28,009			28,009
Advance to Subsidiary	86,939	-	(86,939)	(a)

	$87,454	$530,660	$(86,939)		$531,174

Goodwill	-	3,103,499	3,146,456	(b)	6,249,955
Investments	14,000,750	-	(14,000,750)	(b)	-
Capital Assets	-	100,961	-		100,961

	$14,088,204	$3,735,120	$(10,941,234)		$6,882,090

LIABILITIES
Current
A/P & Accrued Expenses	$93,695	$4,866,316	$-		$4,960,011
Loans and Advances payable	278,441	2,376,680	-		2,655,121
Advances from Parent	-	86,939	(86,939)	(a)	-

	$372,135	$7,329,936	$(86,939)		$7,615,132

Minority interest	-	7,147	-		7,147

STOCKHOLDERS’ DEFICIENCY

Share Capital
Common Stock	6,112	1,001,304	(1,001,304)	(b)	6,112
Preferred Stock	379	25,005	(25,005)	(b)	379
Additional Paidin Capital	16,448,832	12,313,571	(12,313,571)	(b)	16,448,832
Deficit	(2,739,255)	(16,941,843)	2,485,586		(17,195,512)

	$13,716,068	$(3,594,816)	$(10,854,294)		$(733,042)

	$14,088,204	$3,735,120	$(10,941,234)		$6,882,090

PAIVIS Corp.
Pro-forma Consolidated Income Statement
Year Ended September 30, 2006
(Stated in US Dollars)

	PAIVIS Corp	JUPITER Global Holdings Corp	Pro-forma

Revenue	$-	$6,904,783	$6,904,783

Cost of services	-	(6,746,835)	(6,746,835)

Expenses	(253,669)	(3,989,659)	(4,243,328)

Loss from operations	$(253,669)	$(3,831,711)	$(4,085,380)

Minority Interest in loss of Subsidiary			-

Net Loss			$(4,085,380)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL STATEMENTS FOR SEPTEMBER 30, 2006

The unaudited pro forma condensed combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States after eliminating all material intercompany accounts and transactions. The acquisition is being accounted for under the reverser merger of accounting.

The purchase price is allocated as follows:

Fair Market Value of stock given in acquisition	$14,000,750

Comprised of:
Stock Consideration	10,854,294
Goodwill	3,146,456

Total Purchase Consideration	$14,000,750

Common Stock	1,001,304
Preferred Stock	25,005
Additional Paid in Capital	12,313,571
Accumulated Deficit	(2,485,586)

$10,854,294

Under the terms of the agreement and in accordance with SFAS No. 141, for accounting purposes, Jupiter has been deemed to be the acquirer.  As at the date of transactions, the fair market value of stock given in the acquisition is estimated to be $14,000,750, and is allocated as indicated above.  These numbers do not include the effects, if any; of adjustments that might result from the amortization of any potential identifiable intangible assets (separate from goodwill) or impairment of the goodwill recognized. In addition, there have been no allocations towards reorganization costs.

The following pro forma adjustments have been recorded to reflect the acquisition:

Condensed Combined Balance Sheet--adjustments to reflect the acquisition as if it had occurred on October 1, 2005:

(a)   The elimination of inter company advance of $86,939.
(b)   The adjustment to record goodwill, inter company investment, pre-acquisition shareholder’s equity and accumulated deficit.

The unaudited pro forma condensed combined information reflects our best estimates; however the actual financial position and results of operations may differ from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the unaudited pro forma condensed combined financial information and the date on which the acquisition closed.  However, in the opinion of management any final adjustments will not be material to the future financial position and/or results of operations of PAIVIS Corp.